www.dlhcorp.com

Exhibit 10.1
June 27, 2020

Jeanine Christian

Dear Jeanine,
We are delighted to add your talent and energy to the DLH Executive Leadership Team!

On behalf of DLH Holdings Corp. (“DLH”, or the “Company”), I am pleased to extend to you an offer of employment in the position of Operating Unit President – Social & Scientific Systems, Inc. Your role reports directly to me as CEO and you will be a Named Executive Officer (NEO) of the company and member of the DLH corporate Executive Leadership Team (ELT). In this role you will have responsibility, authority, and accountability for the operations within our Public Health and Life Sciences market area, subject to the direction of the CEO. This will include customer relationship management, program contract execution, human resources, and organic growth of your operating unit. As discussed, your start date is expected to be July 13, 2020.

Additionally, as an ELT member and NEO, you will participate in periodic Board of Directors (BoD) presentations, Annual Shareholders meetings and other executive engagements. This will include evaluating acquisition candidates, developing additional delivery capabilities and other high impact decisions. You agree to devote your full business time and best efforts in the performance of your duties for DLH and its subsidiaries. You understand that you will need to undertake regular travel to our executive and operational offices, and such other occasional travel within or outside the United States. All such travel shall be at the sole cost and expense of the Company and shall be in accordance with government Joint Travel Regulations (JTR) and current Company policy, which will include reasonable lodging and food costs incurred by you while traveling.

Cash Compensation. The Company will pay you an initial salary at the rate of $254,800 per year, less applicable Federal, state, local and elected withholdings, which will be paid in accordance with the Company’s normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies and directions from the Management Resources & Compensation Committee of the Board (the “MRC Committee”). During your employment hereunder, the MRC Committee will review your performance and consider adjustments to your compensation as part of its annual merit increase process for the Company’s senior management team.

Guaranteed Bonus. You will be issued a guaranteed bonus for our 2020 fiscal year of $30,000, payable at 90 days following your start date.

Bonus potential. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company beginning in fiscal year 2021. The bonus will be awarded based on objective or subjective criteria established by the MRC Committee, in consultation with me. Subject to the MRC Committee’s discretion, you will have an opportunity to earn a cash bonus of up to 50% of your annual base salary. The bonus will be based on the Company’s completion of preset goals as will be set forth in an annual management bonus opportunity plan, upon approval of the MRC Committee.

Equity Compensation. Subject to MRC Committee approval, you will be granted an option to purchase 250,000 shares of DLH Holdings Corp. Common Stock pursuant to the Company’s 2016 Omnibus Equity

Atlanta HQ	National Capital Region HQ
3565 Piedmont Road NE	8757 Georgia Ave
Tower 3, Suite 700	Suite 1200
Atlanta, GA 30305	Silver Spring, MD 20910

www.dlhcorp.com

Incentive Plan (the “Plan”) (the “Options”). The exercise price of the Options shall be equal to the fair market value of the Company’s Common Stock on the grant date, as determined in accordance with the Plan. The Options shall be subject to vesting requirements, with 50,000 options vesting on the first anniversary of the grant date and the remainder vesting as follows: (i) 66,667 shares if the closing price of the Company’s Common Stock equals or exceeds $12.00 per share for ten consecutive trading days; (ii) 66,667 shares if the closing price of the Company’s Common Stock equals or exceeds $14.00 per share for ten consecutive trading days; and (iii) 66,666 shares if the closing price of the Company’s Common Stock equals or exceeds $16.00 per share for ten consecutive trading days. The Options will have a ten
(10)year term from their date of grant in which they can be exercised (subject to your continued service and the vesting provisions described above) and will be subject to the terms and conditions of the Plan and option agreement(s) between you and the Company in the form approved by the MRC Committee.

Employee Benefit Program. As a DLH executive, you will be eligible for all employee benefits afforded regular fulltime DLH employees, for which details will be provided separately. (See outline below):

◦Insurance: Medical, Dental, and Vision plans
◦Life insurance: Company-paid coverage
◦Short-term and long-term disability insurance
◦Voluntary life insurance: Employee-paid coverage
◦Paid Time Off (PTO): 20 days of paid leave (PTO) for your first year of employment, accrued from the date of employment, on a prorated basis proportionate to the actual number of hours worked
◦Paid holidays: 6 named holidays and 3 floating holidays per year. Floating holidays will be prorated in your first year of employment based on your date of hire.
◦Eligibility to participate in the Company’s 401(k) plan

Such benefits are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefit plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or if there are no such governing documents, in the Company’s policies. Eligibility for the Healthcare Plan, Life Insurance and Voluntary Life benefits are detailed in your benefits package. Your wellness benefits commence on the first day of the month following your date of hire. In addition, you will be covered under the Company’s director and officer liability insurance coverage.

Severance and Change in Control. As an executive of the Company, you will be eligible to receive severance and change of control benefits under certain circumstances pursuant to the Change in Control, Severance and Covenant Agreement, to be provided to you separately (the “Severance Agreement”).
Accordingly, your potential severance and change of control benefits and the terms and conditions thereof shall be set forth in the Severance Agreement.

At-will Employment. Also, it is corporate policy to review performance on an annual basis. Employment is for no specified period of time and “at-will”. DLH is an “at-will” employer and employees have the right to resign their position at any time, with or without notice, and with or without cause. As an “at-will” employer, DLH can terminate its employment relationship with our employees at any time, with or without notice, and with or without cause.

Company Policies. As a Company employee, you will be expected to abide by Company rules and regulations. You will be specifically required to sign an acknowledgement that you have read and

Atlanta HQ	National Capital Region HQ
3565 Piedmont Road NE	8757 Georgia Ave
Tower 3, Suite 700	Suite 1200
Atlanta, GA 30305	Silver Spring, MD 20910

www.dlhcorp.com

understand the Company rules of conduct which will be included in an Employee Handbook which the Company will distribute to you on your date of hire.

Clawback. Notwithstanding any other provision herein to the contrary, you agree and acknowledge that any incentive-based compensation, or any other compensation, paid or payable to you which is subject to recoupment or clawback under any applicable law, government regulation, or stock exchange listing requirement, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and such regulations as may be promulgated thereunder by the Securities and Exchange Commission, will be subject to such deductions and clawback (recovery) as may be, but solely to the extent, required to be made pursuant to applicable law, regulation, stock exchange listing requirement or any policy of the Company mandated in accordance with any such law, government regulation, or stock exchange listing requirement. This section shall survive the termination of your employment for a period of three (3) years.

Contingencies. As a condition of employment, you will be required to sign a confidentiality agreement (attached), as well as pass a background check and drug screening.

Entire Agreement; Amendments. This letter, together with the above-referenced confidentiality and severance agreements sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the date of this letter, except for the terms of employee stock option plans, restricted stock grants and option certificates (unless otherwise expressly stated herein). No modification, amendment or waiver of the terms of this letter shall be binding on the parties unless executed in writing by the parties to this letter. No waiver of any of the provisions of this letter shall be deemed to or shall constitute a waiver of any other provisions hereof, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Interpretation and Review. The parties agree that they have both had the opportunity to review and negotiate this offer letter, and that any inconsistency or dispute related to the interpretation of any of the terms of this offer letter shall not be construed against either party. You have been advised and have had the opportunity to consult with an attorney or other advisor prior to executing this letter. You understand and agree that counsel to the Company (Becker & Poliakoff, LLP) has not acted and is not acting as your counsel and that you have not relied upon any legal advice except as provided by your own counsel.

Governing Law. This letter has been negotiated and executed in the State of Georgia which shall govern its construction and validity.

Execution. This letter may be executed in two or more counterparts, which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing it with the same force and effect as if such facsimile or “.pdf” signature page was an original. To indicate your acceptance of this offer letter, please sign this letter in the space provided below and return it to me.

Jeanine, we believe your contributions to DLH will be invaluable and we look forward to our future together.

Sincerely,
DLH Holdings Corp. Agreed and accepted as of the date set forth above:

Atlanta HQ	National Capital Region HQ
3565 Piedmont Road NE	8757 Georgia Ave
Tower 3, Suite 700	Suite 1200
Atlanta, GA 30305	Silver Spring, MD 20910

www.dlhcorp.com

By:   /s/ Zachary C. Parker By: /s/ Jeanine Christian  Name:  Zachary C. Parker  Jeanine Christian
Title: Chief Executive Officer and President

Atlanta HQ	National Capital Region HQ
3565 Piedmont Road NE	8757 Georgia Ave
Tower 3, Suite 700	Suite 1200
Atlanta, GA 30305	Silver Spring, MD 20910